Exhibit 99.1
CONFORMED COPY
REDEMPTION NOTICE
issued to
CALPERS/PCG CORPORATE PARTNERS, LLC
for the
CONVERTIBLE REDEEMABLE EXCHANGEABLE PREFERRED STOCK
of
HLTH CORPORATION
(formerly known as Emdeon Corporation and WebMD Corporation)
Notice is hereby given that HLTH Corporation (the “Company”) has called for redemption and will redeem on Monday, July 9, 2007 (the “Redemption Date”) all of its Convertible Redeemable Exchangeable Preferred Stock (the “Preferred Shares”) outstanding at a redemption price of 105% of the Liquidation Preference of the Preferred Shares (the “Redemption Price”), payable in cash (or $10,500.00 in cash per Preferred Share), without interest, in accordance with Section 6(a) of the Certificate of Designations for the Preferred Shares, as amended (the “Certificate of Designations”). A summary of the redemption procedures relating to the Preferred Shares is set forth below. You should refer to the Certificate of Designations for a complete description of your rights. Terms not defined in this Notice have the meanings assigned to them in the Certificate of Designations.
Payment of the Redemption Price will be made during usual business hours, upon presentation and surrender for payment to the Company of the certificate[s] representing the Preferred Shares, at the following address:

HLTH Corporation
669 River Drive, Center 2, Third Floor
Elmwood Park, NJ 07407
Attn:	Charles A. Mele
Executive Vice President — General Counsel
The method of delivery is at the option and risk of the holder, but if mail is used, registered mail or certified mail, properly insured, is suggested.
The right to convert the Preferred Shares into common stock, $0.0001 par value (the “Common Stock”), of the Company will expire at 5:00 p.m., New York City time, on Friday, July 6, 2007, the last business day prior to the Redemption Date (the “Conversion Expiration Date”), unless the Company shall default in making payment of the Redemption Price then due, in which case the right of the holder to convert its Preferred Shares shall terminate on the date such default is cured and the Preferred Stock is redeemed. Until 5:00 p.m., New York City time, on the Conversion Expiration Date, each holder of the Preferred Shares may convert any whole shares of its Preferred Shares into the number of shares of Common Stock determined by dividing the Liquidation Preference of such Preferred Shares by $9.40. No fractional shares will be issued and cash adjustments will be made therefor as provided in the Certificate of Designations.

Holders of the Preferred Shares who want to convert their Preferred Shares must satisfy the requirements in Section 7 of the Certificate of Designations. To convert the Preferred Shares, a holder must, prior to 5:00 p.m., New York City time, on the Conversion Expiration Date, complete and sign the Notice of Conversion, and surrender such Notice of Conversion and certificates representing such Preferred Shares to be converted to American Stock Transfer & Trust Company, 6201 15th Avenue, 2nd Floor, Brooklyn, NY 11219, Attn: Marianela Patterson, and furnish appropriate endorsements and transfer documents if required by the Company.
Unless the Company defaults in making such redemption payment, on and after the Redemption Date all rights of the holders of the Preferred Shares will cease and terminate, excepting only the right to receive the Redemption Price therefor but without further notice.
Holders of Preferred Shares who desire to redeem their Preferred Shares or who do not surrender their Preferred Shares for conversion prior to 5:00 p.m., New York City time, on the Conversion Expiration Date must surrender such Preferred Shares to the Company in order to collect the Redemption Price.
If any Preferred Shares are not surrendered for conversion or redemption, such Preferred Shares shall be deemed to be redeemed, and the Redemption Price shall be deemed due and payable, on the Redemption Date, payment therefor being subject to presentation and surrender to the Company of the certificate[s] representing such Preferred Shares. No interest will be payable on such amounts.
All inquiries with respect to the surrender of Preferred Shares should be made directly to: Charles A. Mele, Executive Vice President — General Counsel of the Company at the address above or at 201-703-3426.
***
Failure to surrender Preferred Shares for conversion before 5:00 p.m., New York City time, on the Conversion Expiration Date will result in the redemption of such Preferred Shares. Such Preferred Shares, however, must be surrendered to the Company to collect the Redemption Price.

HLTH CORPORATION
By:	/s/ Charles A. Mele
Charles A. Mele
Executive Vice President — General Counsel

June 26, 2007

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